Exhibit 10.1

STIPULATION

WHEREAS, there are bona fide outstanding liabilities against Defendant, Xun Energy, Inc., in the principal amount of not less than $1,834,935.41;

WHEREAS, these liabilities are past due;

WHEREAS, Plaintiff, Equity Capital Ventures Inc., acquired these liabilities on the terms and conditions set forth in the Debt Claim Purchase Agreements, attached hereto and made a part hereof as Exhibits A, B, C, D, E, F, G, H, I, J, K and L, respectively, subject however to the agreement of Defendant and compliance with the provisions hereof; and

WHEREAS, Plaintiff and Defendant desire to resolve, settle, and compromise among other things the liabilities as more particularly set forth on Exhibit M attached hereto and made a part hereof(hereinafter collectively referred to as the "Debt Claims") .

NOW, THEREFORE, the parties hereto agree as follows:

1.

Defined Terms.

As used in this Stipulation, the following terms shall have the following meanings specified or indicated (such  meanings to be equally applicable to both the singular and plural forms of the terms defined) :

"DEBT CLAIM AMOUNT" shall mean $1,834,935.41.

"COMMON STOCK" shall mean Defendant's common stock, $0.0001 par value per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of Defendant) .

"COURT" shall mean State Court of the State of Connecticut.

"DISCOUNT" shall mean Ten (10.0%) percent.

"DTC" shall have the meaning specified in Section 3b.

"DWAC" shall have the meaning specified in Section 3b.

"FAST" shall have the meaning specified in Section 3b.

"GROSS PROCEEDS" shall mean proceeds from sales of Settlement Shares by Plaintiff.

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"NET PROCEEDS" shall mean Gross Proceeds less all brokerage, clearing and delivery related fees and charges associated with the generation of such Gross Proceeds, including but not limited to, commission and execution fees, ticket and deposit fees, DTC and Non-DTC, transfer agent and clearing agent fees.

"MARKET PRICE" shall mean the "ASK" price as quoted on the NASDAQ National Market, the NASDAQ Small Cap Market, the Over the Counter Bulletin Board, OTCXD, the American Stock Exchange or the New York Stock. Exchange whichever is at the time the principal trading exchange or market for the Common Stock

"PRINCIPAL MARKET" shall mean the NASDAQ National Market, the NASDAQ Small Cap Market, the Over the Counter Bulletin Board, OTCXD, the American Stock Exchange or the New York Stock. Exchange whichever is at the time the principal trading exchange or market for the Common Stock.

"REMITTANCE AMOUNT" shall mean NET PROCEEDS multiplied by one minus the Discount (1 - 0.10, or 0.90).

"SELLER" shall mean any individual or entity listed on Exhibit M, who originally owned the Debt Claim.

"SETTLEMENT SHARES" shall have the meaning specified in Section 3a.

"TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

"TRANSFER AGENT" shall mean the transfer agent for the Common Stock (and any substitute or replacement transfer agent for the Common Stock upon Defendant's appointment of any such substitute or replacement transfer agent).

2.     Fairness Hearing.

Upon the execution hereof, Plaintiff and Defendant agree, pursuant to Section 36b-3 of the Connecticut General Statutes and 15 USC §77c(a) (10) sec. 3 (a)(10) of the Securities Act of 1933, as amended (hereinafter referred to as the "Act"), to immediately submit the terms and conditions of this Stipulation to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares. This Stipulation shall become binding upon the parties only upon entry of an order by the Court (hereinafter referred to as the "Order").

3.

Settlement Shares.

a)

No later than the fifth Trading Day following the date that the Court enters the Order, TIME BEING OF THE ESSENCE, Defendant shall cause its legal counsel to issue an opinion to Defendant's transfer agent, in form and substance reasonably acceptable to Plaintiff and such transfer agent, that the shares of

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Common Stock to be issued as the initial tranche are legally issued, fully paid and non assessable, are exempt from registration under the Act, may be issued without restrictive legend, and may be resold by Plaintiff without restriction pursuant to the Order: Defendant shall cause its legal counsel to issue similar opinions for subsequent tranches, no later than 5 Trading Days following a request by Plaintiff for additional Settlement Shares. Defendant shall issue the Settlement Shares in tranches as necessary, by physical delivery, or as Direct Registration Systems (“DRS”) shares to Plaintiff's account with the Depository Trust Company (“DTC”) or through the Fast Automated Securities Transfer (“FAST”) Program of DTC's Deposit/Withdrawal Agent Commission (“DWAC”) system, without any legends or restriction on transfer pursuant to the Order. The date upon which the first tranche of the Settlement Shares has been received into Plaintiff's account and are available for sale by Plaintiff shall be referred to as the "Issuance Date".

b)

Defendant shall deliver to Plaintiff, through the initial tranche and any required additional tranches, that number of Settlement Shares the proceeds of sales of which generate an aggregate Remittance Amount equal to the Debt Claim Amount. Periodically Plaintiff shall cause to be disbursed the Remittance Amount associated with such tranche to Sellers in accordance with the Debt Claim Purchase Agreements. To the extent that Defendant issues Settlement Shares in excess of that necessary to satisfy the aggregate Debt Claim Amount, Plaintiff shall return any excess Settlement Shares to Defendant for retirement to treasury stock. The parties reasonably estimate that the fair market value of the Settlement Shares and all other amounts received or to be received by Plaintiff is equal to approximately $2,038,818.00. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Stipulation is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

c)

Notwithstanding anything to the contrary contained herein, the Settlement Shares beneficially owned by Plaintiff at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Defendant then beneficially owned by Plaintiff, or deemed beneficially owned by Plaintiff, would result in Plaintiff owning more than nine and ninety nine hundredths (9.99%) percent of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Act and the regulations promulgated thereunder, as amended. In compliance therewith, Defendant agrees to deliver the initial tranche and any additional issuances in one or more tranches.

4.

Safety Net Price.

Defendant, at its option, will provide a Daily Safety Net Price one (1) hour before the beginning of each trading day to Plaintiff, which Daily Safety Net Price shall not be unreasonable. Defendant will notify Plaintiff of the Daily Safety Net Price in writing by email to Plaintiff or Plaintiff's appointed representative. Plaintiff agrees not to sell any of the Settlement Shares if the market price (“Ask”) falls below the Daily Safety Net Price during any time of trading during the trading day that the Daily Safety Net Price applies

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to. Should Defendant fail to provide a Daily Safety Net Price before the beginning of trading for the trading day, then the prior Safety Net Price will prevail.

5.

Accounting and Audit.

Plaintiff will provide a full accounting of the sales of the Settlement Shares including but not limited to providing sales tickets of the Settlement Shares. Plaintiff agrees to allow Defendant a right to audit all the transactions, sales slips, sales tickets, accounting records, including but not limited to interviewing all employees of Plaintiff involved in the sales (brokers, market makers, etc.), accounting and disbursement of the Remittance Amount, and other employees or agents that the audit requires to complete the audit of the Settlement Shares sales transactions and disbursements.

6.

Necessary Action.

At all times after the execution of this Stipulation and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

7.

Releases.

Upon receipt of all of the Settlement Shares required to be delivered hereby, in consideration of the terms and conditions of this Stipulation, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns(the "Released Parties"), of and from any and all claims, damages, causes of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Debt Claims. Nothing contained herein shall be deemed to negate or affect Plaintiff's right and title to any securities heretofore or hereafter issued to it by Defendant or any subsidiary of Defendant.

8.

Representations.

8.1     Defendant hereby represents warrants and covenants to Plaintiff as follows:

a.

There are 15,000,000,000 Shares of Common Stock of Defendant authorized of which 7,151,568,163 shares of Common Stock are issued and outstanding as of September 17, 2014.  There are 750,000 shares of the Series B Preferred Shares authorized of which 600,000 are issued and outstanding as of September 17, 2014.

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b.

The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c.

Upon Court approval of this Stipulation and entry of the Order, the shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

d.

Defendant has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares that could be issued pursuant to the terms of the Order;

e.

If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Defendant shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f.

The execution of this Stipulation and performance of the Order by Plaintiff and Defendant will not (1) conflict with, violate or cause a breach or default under any agreements between Defendant and any creditor(or any affiliate thereof) related to the account receivables comprising the Debt Claims, or (2) require any waiver, consent, or other action of Defendant or any creditor, or their respective affiliates, that has not already been obtained;

g.

Without limitation, Defendant hereby waives any provision in any agreement related to the account receivables comprising the Debt Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than the Court;

h.

Defendant has all necessary power and authority to execute, deliver and perform all of its obligations under this Stipulation;

i.

The execution, delivery and performance of this Stipulation by Defendant has been duly authorized by all requisite action on the part of Defendant (including a majority of its independent directors), and this Stipulation has been duly executed and delivered by Defendant;

j.    Defendant did not enter into the transaction giving rise to the Debt Claims in contemplation of any sale or distribution of Defendant's Common Stock or other securities;

k.

There has been no modification, compromise, forbearance, or waiver entered into or given by Defendant with respect to the Debt Claims. There is no action based on the Debt Claims by Defendant that is currently pending in any court or other legal venue, and no judgments based upon the Debt Claims have been previously entered in any legal proceeding;

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l.

There are no taxes due, payable or withholdable as an incident of Seller's provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Debt Claims;

m.

Except as set forth on Exhibit M, no Seller within the past ninety (90) days has been directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, Defendant and is not an affiliate of Defendant as defined in Rule 144 promulgated under the Act, as amended;

n.

To the best of Defendant's knowledge, no Seller is, directly or indirectly, utilizing any of the proceeds received from Plaintiff for selling the Debt Claims to provide any consideration to or invest in any manner in Defendant or any affiliate of Defendant;

o.

Defendant has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock; and

p.

No Seller will, directly or indirectly, receive any consideration from or be compensated in any manner by, Defendant, or any affiliate of Defendant, in exchange for or in consideration of selling the Debt Claims.

q.

Defendant acknowledges that Plaintiff may from time to time, hold outstanding securities of Defendant, including securities which may be convertible in shares of Defendant's Common Stock at a floating conversion rate tied to the current market price for the Common Stock.The number of shares of Common Stock issuable pursuant to this Stipulation may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines. Defendant's executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Stipulation and recognize that they have a potential dilutive effect.The board of directors of Defendant has concluded in its good faith business judgment that such transaction is in the best interests of Defendant. Defendant specifically acknowledges that its obligation to issue the Settlement Shares is binding upon Defendant and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of Defendant.

8.2 Plaintiff hereby represents, warrants and covenants to Defendant as follows, which representations, warranties and covenants, shall be repeated by Plaintiff in connection with and at the time of each request by Plaintiff for Settlement Shares:

a.

It is the owner of the Debt Claims;

b.

It is a corporation duly filed and in good standing under the laws of the State of Connecticut;

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c.

The execution, delivery and performance of this Stipulation by Plaintiff has been duly authorized by all requisite action on the part of Plaintiff, and this Stipulation has been duly executed and delivered by Plaintiff;

d.

From the date of this Stipulation through the date on which all of the Settlement Shares shall have been sold by Plaintiff and the Debt Claim Amount paid in full, Plaintiff (i) shall not, directly or indirectly, execute any short sales of Defendant’s common stock, or (ii) engage in any promotional activities involving Defendant’s common stock; and

e.

The Settlement Shares shall not be transferred by Plaintiff and shall be used and sold by Plaintiff solely to pay the Debt Claim Amount.

9.

Continuing Jurisdiction.

In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Stipulation, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Stipulation, and (b) each party to this Stipulation expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Stipulation.

10.

Conditions Precedent/Default.

a.

If Defendant shall default in promptly delivering the Settlement Shares to Plaintiff in the form and mode of delivery as required by Section 3 hereof;

b.

If the Order shall not have been entered by the Court on or prior to December 31, 2014;

c.

If Defendant shall fail to comply with the covenants set forth in Section 16 hereof;

d.

If bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Defendant; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or minimum prices shall have been established for securities traded on the Principal Market or eligible for delivery via DTC or DWAC; or the Common Stock is no longer eligible for book transfer delivery via DTC or DWAC; or there shall have been any material adverse change (i) in Defendant's finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of Plaintiff, it makes it impracticable or inadvisable to trade the Settlement Shares; and such suspension, limitation or other action is not cured within ten (10) Trading Days; then Defendant shall be deemed in default of the Order and this Stipulation shall be null and void, unless otherwise agreed by written agreement of the parties.

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11.

Information.

Plaintiff and Defendant each represent that prior to the execution of this Stipulation, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Stipulation.

12.   Ownership and Authority.

Plaintiff and Defendant represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Stipulation, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Stipulation and that this Stipulation is the binding obligation of each, enforceable in accordance with its terms.

13.    No Admission.

This Stipulation is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Stipulation and each of its provisions and any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

14.    Binding Nature.

This Stipulation shall be binding on all parties executing this Stipulation and their respective successors, assigns and heirs.

15.    Authority to Bind.

      Each party to this Stipulation represents and warrants that the execution, delivery and performance of this Stipulation and the consummation of the transactions provided in this Stipulation have been duly authorized by all necessary action of the respective entity and that the person executing this Stipulation on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Stipulation, and that counsel has reviewed this Stipulation.

16.    Covenants.

a.

For so long as Plaintiff holds any shares of Common Stock, neither Defendant nor any of its affiliates shall, without the prior written consent of Plaintiff (which may not be unreasonably withheld), vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of

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    Defendant's Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Defendant in favor of: (1) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Defendant or any of its subsidiaries;(2) a sale or transfer of a material amount of assets of Defendant or any of its subsidiaries; (3) any change in the present board of directors or management of Defendant, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;(4) any material change in the present capitalization or dividend policy of Defendant; (5) any other material change in Defendant's business or corporate structure; (6) a change in Defendant's charter, bylaws or instruments corresponding thereto; (7) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (8) causing a class of equity securities of Defendant to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; (9) terminating its Transfer Agent (10) taking any action which would impede the purposes and objects of this Stipulation; or (11)   taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

b.

As soon as practicable and in all events, within four business days of the signing of the Order by the Court, Defendant shall cause to be filed a Form 8-K with the Securities and Exchange Commission disclosing the settlement. Defendant shall file such additional SEC filings as may be required in respect of the transactions.

17.    Indemnification.

Defendant shall indemnify, defend and hold Plaintiff and its affiliates harmless with respect to all obligations of Defendant arising from or incident or related to this Stipulation, including, without limitation, any claim or action brought derivatively or directly by the Seller or shareholders of Defendant, and the Securities and Exchange Commission and any state's securities regulatory authority.

18.    Legal Effect.

The parties to this Stipulation represent that each of them has been advised as to the terms and legal effect of this Stipulation and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Stipulation after have been so advised.

19.   Waiver of Defense.

Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Defendant further waives any defense based on the rule against

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splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorney's fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorney's fees, expenses and costs.

20.    Signatures.

This Stipulation may be signed in counterparts and, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. This Stipulation may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Stipulation supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

21.   Choice of Law, Etc.

Notwithstanding the place where this Stipulation may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Connecticut, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Stipulation shall be brought only in the State Court of the State of Connecticut.

  22.   Inconsistency.

        In the event of any inconsistency between the terms of this Stipulation and any other document executed in connection herewith, the terms of this Stipulation shall control to the extent necessary to resolve such inconsistency.

   23.   Notices.

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

a)    the date delivered, if delivered by personal delivery as against written receipt therefore or by confirmed facsimile transmission,

b)    the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

c)    the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto) :

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Plaintiff:	Equity Capital Ventures Inc. Attn.:Richard Inza President Telephone No.: (786) 200-9537 E-mail: richardinza@gmail.com

with a copy to:	Hillel Goldman, Esq. Mix & Goldman, LLC 57 North Street, Suite 214 Danbury, CT 06810 Telephone No.: (203) 744-0004x211 Telecopier No.: (203) 790-6663 E-mail: hgoldman@mixgoldman.com

Defendant:	Xun Energy, Inc. Attn: Jerry G. Mikolajczyk, President and Chief Executive Officer Telephone No.: (775)-200-0505 Telecopier: (321)-238-0141 E-mail: jerrygmik@xunenergy.com

with a copy to:	Ward J. Mazzucco Matrix Corporate Center 39 Old Ridgebury Road, Suite D-2 Danbury,CT 06810 Telephone No.: (203)-744-1929x19 Telecopier No.: (203)-790-5954 E-mail: wjm@danburylaw.com

IN WITNESS WHEREOF, the parties have duly executed this Stipulation as of the 2nd day of October, 2014.

EQUITY CAPITAL VENTURES INC.

By:  /s/ Richard Inza

Name: Richard Inza

Title:

President

XUN ENERGY, INC.

By:  /s/ Jerry G. Mikolajczyk

Name: Jerry G. Mikolajczyk

Title: President and CEO

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